Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

Conversion Right Triggered on EnPro’s Convertible Senior Debentures

CHARLOTTE, N.C., June 30, 2011 — EnPro Industries, Inc. (NYSE: NPO) today announced that commencing July 1, 2011, the company’s $172,500,000 aggregate principal amount of 3.9375% Convertible Senior Debentures due 2015 will be convertible by holders of the Debentures. This conversion right has been triggered because the closing price per share of EnPro’s common stock has exceeded $43.93, or 130% of the conversion price of $33.79, for at least 20 trading days during the 30 consecutive trading day period ending on June 30, 2011. The Debentures will continue to be convertible until September 30, 2011, and may be convertible thereafter, if one or more of the conversion conditions specified in the Indenture, dated as of October 26, 2005, by and between EnPro Industries, Inc. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), is satisfied during future measurement periods.

If conversion requests are received, the settlement of the Debentures will be paid pursuant to the terms of the Indenture, which calls for conversion into a combination of cash and common stock of the company. Upon conversion, the $1,000 principal amount of each debenture would be settled in cash; to the extent the conversion value exceeds $1,000, the remaining amount due to the holders would be settled in shares of the company’s common stock.

At the time of the sale of the Debentures, a portion of the net proceeds was used to enter into call options (hedge and warrant transactions) which entitle the company to purchase shares of its common stock from a financial institution at $33.79 per share and entitle the financial institution to purchase shares from the company at $46.78 per share. These transactions reduce potential dilution to holders of the company’s common stock from conversion of the Debentures by increasing the effective conversion price to $46.78 a share.

U.S. Bank National Association is the trustee for the holders of the Debentures and the conversion agent under the Indenture. All questions relating to the mechanics of the conversion for the Debentures should be directed to U.S. Bank National Association, Attn: Lori Buckles, Specialized Finance, 60 Livingston Avenue, St. Paul, Minnesota 55107; telephone (651)-495 3520.

This press release is only a summary of certain provisions of the Debentures and the Indenture. A complete explanation of the conversion rights of holders of the Debentures, as well as the procedures required to convert the Debentures, is set forth in the Indenture. All holders are urged to review the conversion provisions contained in the Indenture in its entirety.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.